EXHIBIT 99.1

American Science and Engineering, Inc. Reports Results for

Second Quarter Fiscal Year 2015

•                  Net loss of $3.9M for second quarter includes one-time charge for workforce reduction

•                  Future operating expenses reduced through workforce and targeted cost reductions

•                  Quarterly dividend declared of $0.50 per share

•                  First MINI Z™ Handheld Z Backscatter® Screening systems shipped to customers

BILLERICA, Mass. — November 10, 2014 — American Science and Engineering, Inc. (NASDAQ: ASEI) (“AS&E”), a leading worldwide supplier of innovative X-ray detection solutions, today reported its financial results for the second quarter of fiscal year 2015 ended September 30, 2014. The Company reported revenues of $23.1 million as compared with revenues of $43.8 million for the second quarter of fiscal year 2014, a net loss of $3.9 million, inclusive of the one-time charge for the workforce reduction, as compared with net income of $4.7 million for the second quarter of fiscal year 2014, and a loss per share of $0.49 as compared with earnings per share of $0.60 for the second quarter of fiscal year 2014.

For the first six months of fiscal year 2015 ended September 30, 2014, the Company reported revenues of $58.6 million as compared with revenues of $86.9 million for the same period in the prior fiscal year, a net loss of $2.5 million as compared with net income of $9.6 million for the same period in the prior fiscal year, and a loss per share of $0.31 as compared with earnings per share of $1.22 for the same period in the prior fiscal year.

The Company reported bookings of $18.2 million for the second quarter of fiscal year 2015 and $40.6 million for the first six months of fiscal year 2015.  Backlog at September 30, 2014 was $158.1 million.

The Company is declaring a quarterly cash dividend of $0.50 per share, payable on December 2, 2014 to the holders of record at the close of business on November 25, 2014.

“As announced on September 30, 2014, our quarterly results were negatively impacted by continued unrest in specific end-markets, which caused shipment delays for orders already recorded in our backlog,” said Chuck Dougherty, AS&E’s President and CEO. “To reduce operating expenses, we trimmed our workforce by approximately 10% and implemented targeted cost reductions. We expect to begin realizing the ongoing benefit of these cost-cutting measures in the December quarter.”

Dougherty continued, “Looking forward, we are encouraged both by the growth opportunities in our end-markets and by the notable progress we are starting to see from our strategic initiatives. These include the market response, initial bookings, and first shipments for the new MINI Z™ system as well as opportunities for our expanding Z Backscatter® family of products from our new public safety channel, targeted international markets, and existing customers. We remain firmly committed to enhancing shareholder value as we continue to execute on our strategic roadmap by leveraging and capturing increased global opportunities for our expanded portfolio of product and service offerings.”

Chuck Dougherty, President and Chief Executive Officer, and Ken Galaznik, Senior Vice President, Chief Financial Officer and Treasurer, will host a conference call and simultaneous webcast to discuss the results and respond to questions.  The conference call and webcast will include a presentation and are scheduled for Monday, November 10, 2014 at 4:30 pm ET.

To participate in the conference call, please dial (877) 303-9143 at least 10 minutes prior to its starting time. For international participants, please dial (760) 536-5194. The conference identification number is 23686196. You will be placed on hold until the conference call is ready to begin.  The live webcast and presentation can be accessed at http://www.media-server.com/m/p/9fmes558.

An audio replay of the teleconference will be available, in its entirety, starting Monday, November 10, 2014 at 6:30 p.m. ET for a one-week period by dialing (855) 859-2056. Internationally, please dial (404) 537-3406. The conference identification number is 23686196. The replay and presentation will also be available through the Company’s website at http://ir.as-e.com/events.cfm.

About AS&E

American Science and Engineering, Inc. (AS&E) is the trusted global provider of threat and contraband detection solutions for ports, borders, military, critical infrastructure, law enforcement, and aviation. With over 50 years of experience, AS&E offers proven, advanced X-ray inspection systems to combat terrorism, drug smuggling, illegal immigration, and trade fraud. AS&E systems are designed in a variety of configurations for cargo and vehicle inspection, parcel inspection, and personnel screening. Using a combination of technologies, these systems provide superior detection capabilities, with high-energy, dual-energy, and Z Backscatter X-rays. Learn more about AS&E products and technologies at www.as-e.com and follow us on Twitter @ase_detects.

Public Relations Contact:
Dana Harris	Laura Berman
Red Javelin Communications, Inc.	American Science and Engineering, Inc.
978-440-8392	978-262-8700
dana@redjavelin.com	lberman@as-e.com

Safe Harbor Statement: The foregoing press release contains statements concerning AS&E’s financial performance, markets and business operations that may be considered “forward-looking” under applicable securities laws.  AS&E wishes to caution readers of this press release that actual results might differ materially from those projected in any forward-looking statements. Factors which might cause actual results to differ materially from those projected in the forward-looking statements contained herein include the following: significant reductions, delays or cancellations (in full or in part) in procurements of the Company’s systems by the United States and other governments; disruption in the supply of any source component incorporated into AS&E’s products; litigation seeking to restrict the use of intellectual property used by the Company; limitations under certain laws on the Company’s ability to protect its own intellectual property; potential product liability claims against the Company; global political trends and events which affect public perception of the threat presented by drugs, explosives and other contraband; global economic developments and the ability of governments and private organizations to fund purchases of the Company’s products to address such threats; the potential insufficiency of Company resources, including human resources, capital, plant and equipment and management systems, to accommodate any future growth; technical problems and other delays that could impact new product development and the Company’s ability to adapt to changes in technology and customer requirements; competitive pressures; lengthy sales cycles both in United States government procurement and procurement abroad;  future delays in federal funding, the market price of the company’s stock prevailing from time to time, the nature of other investment opportunities presented to the company from time to time, the company’s cash flows from operations and market and general economic conditions. These and certain other factors which might cause actual results to differ materially from those projected are detailed from time to time in AS&E’s periodic reports and registration statements filed with the Securities and Exchange Commission, which important factors are incorporated herein by reference. AS&E undertakes no obligation to update forward looking statements to reflect changed assumptions, the occurrence of unanticipated events, or changes in future operating results, financial condition or business over time. Readers are further advised to review the “Risk Factors” set forth in the Company’s most recent Form 10-Q and Form 10-K, which further detail and supplement the factors described in this Safe Harbor Statement.  Among other disclosures, the Risk Factors disclose risks pertaining to that portion of the Company’s business that is dependent on United States government contracting as well as international customers.

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AMERICAN SCIENCE AND ENGINEERING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Quarter Ended		Six Months Ended
	September 30, 2014	September 30, 2013	September 30, 2014	September 30, 2013
Total net sales and contract revenues	$23,066	$43,816	$58,603	$86,900

Total cost of sales and contracts	13,383	24,610	32,451	48,547
Gross profit	9,683	19,206	26,152	38,353

Expenses:
Selling, general and administrative expenses	9,118	6,913	17,309	14,322
Research and development costs	6,418	5,172	12,424	9,586
Total operating expenses	15,536	12,085	29,733	23,908

Operating income (loss)	(5,853)	7,121	(3,581)	14,445
Interest and other income (expense), net	(21)	5	(106)	(3)
Income (loss) before provision for income taxes	(5,874)	7,126	(3,687)	14,442
Provision for (benefit from) income taxes	(1,968)	2,387	(1,235)	4,838

Net income (loss)	$(3,906)	$4,739	$(2,452)	$9,604

Income (loss) per share - Basic	$(0.49)	$0.61	$(0.31)	$1.23
Income (loss) per share - Diluted	$(0.49)	$0.60	$(0.31)	$1.22

Weighted average shares - Basic	7,917	7,820	7,904	7,831
Weighted average shares - Diluted	7,917	7,851	7,904	7,866

The results of operations reported herein may not be indicative of future financial conditions or results of future operations.

AMERICAN SCIENCE AND ENGINEERING, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	September 30, 2014	March 31, 2014
Assets
Current assets:
Cash and cash equivalents	$39,829	$62,143
Restricted cash and investments	13,474	14,603
Short-term investments, at fair value	76,359	88,649
Accounts receivable, net	29,419	34,317
Unbilled costs and fees	5,763	2,491
Inventories, net	45,200	32,935
Other current assets	15,216	10,234
Total current assets	225,260	245,372

Non-current assets:
Building, equipment and leasehold improvements, net	10,866	12,969
Restricted cash and investments	716	313
Other assets	7,311	6,857
Total assets	$244,153	$265,511

Liabilities & Stockholders’ Equity
Current liabilities:
Accounts payable	$3,856	$10,618
Customer deposits	22,022	16,589
Deferred revenue	11,360	10,934
Other current liabilities	14,990	24,350
Total current liabilities	52,228	62,491

Non-current liabilities:
Lease financing liability	640	1,404
Other non-current liabilities	1,706	4,221
Total liabilities	54,574	68,116

Stockholders’ equity	189,579	197,395
Total liabilities and stockholders’ equity	$244,153	$265,511

AMERICAN SCIENCE AND ENGINEERING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	For the Six Months Ended
	September 30, 2014	September 30, 2013
Cash flows from operating activities:
Net income (loss)	$(2,452)	$9,604
Adjustments to reconcile net income (loss) to net cash provided by (used for) operating activities:
Depreciation and amortization	2,605	2,613
Provisions for contracts, inventory and accounts receivable reserves	(270)	1,543
Amortization of bond premium	540	855
Deferred income taxes	—	1,894
Stock compensation expense	1,770	641

Changes in assets and liabilities:
Accounts receivable	4,878	7,490
Unbilled costs and fees	(3,272)	5
Inventories	(11,534)	(4,332)
Prepaid expenses and other assets	(5,436)	1,640
Accounts payable	(6,762)	2,873
Accrued income taxes	(2,338)	(2,094)
Customer deposits	5,433	12,731
Deferred revenue	(1,847)	(3,077)
Accrued expenses and other liabilities	(7,274)	(3,756)
Net cash (used for) provided by operating activities	(25,959)	28,630

Cash flows from investing activities:
Purchases of short-term investments	(29,212)	(18,311)
Proceeds from sales and maturities of short-term investments	40,933	57,534
Purchases of property and equipment, net	(943)	(1,249)
Net cash provided by investing activities	10,778	37,974

Cash flows from financing activities:
Decrease (increase) in restricted cash and investments	726	(1,222)
Proceeds from exercise of stock options	888	1,497
Repurchase of shares of common stock	—	(12,306)
Repayment of leasehold financing liability	(754)	(742)
Payment of common stock dividend	(7,993)	(7,800)
Reduction of income taxes paid due to the tax benefit from employee stock option expense	—	20
Net cash used for financing activities	(7,133)	(20,553)

Net (decrease) increase in cash and cash equivalents	(22,314)	46,051
Cash and cash equivalents at beginning of period	62,143	40,418
Cash and cash equivalents at end of period	$39,829	$86,469

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